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                                                                   Exhibit 99.2


                                             Contact: Paul M. O'Brien
                                             Vice President & CFO
                                             508/695-2006
                                             Internet: ADLinc@aol.com
                                             Home Page: http://www.ADLinc.com

FOR RELEASE:   Immediate

           MEDIA LOGIC PROPOSES TO ENTER INTO FINANCING ARRANGEMENT

     PLAINVILLE, MA -- March 13, 1997 -- Media Logic, Inc. (AMEX:TST), a developer and supplier of automated data tape libraries, announced today that it proposes to enter into a financing arrangement to provide the Company with gross proceeds of up to $4,000,000.00. Proceeds of the financing will be used to bring accounts payable current, establish an enhanced sales and marketing program for the Company's line of automated data libraries, continue research and development activities and for working capital. Pursuant to the financing, the Company will issue debentures which will be convertible into shares of the Company's common stock at a conversion price equal to the lower of (i) 120% of the average closing bid price of the Company's common stock as calculated over the five day trading period ending on the date of subscription or (ii) 80% of the average closing bid price of the Company's common stock as calculated over the five trading day period ending on the day prior to submission of each conversion notice.

     The Company pursued a wide range of financing alternatives and believes the proposed arrangement to be the best available. As disclosed in the Company's most recent public filings, the Company believes that it could be forced to seek protection and cease operations if financing is not obtained before March 31, 1997.

                                     (more)

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FINANCING ARRANGEMENT                                               2/2/2



     The Board of Directors of the Company, including the outside
Directors, have reviewed and approved the terms of the proposed financing.

     The Company wishes to take advantage of the safe harbor' provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking statements under the Act. Such forward-looking statements may include, but are not limited to, statements regarding sales of the Company's ADL product line. The Company cautions that numerous factors could cause actual results to differ materially from any forward-looking statements made by the Company.

     Founded in 1982, Media Logic, Inc. designs and manufactures tape-based data storage libraries targeted at the information management needs of small-to mid-sized businesses. The Company also provides evaluation equipment for flexible computer disks and tape, and manufacturers and sells AccuCopy industrial disk drives and head for strenuous environment and high reliability applications.

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